EXHIBIT 99.1

        PRESS RELEASE OF FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.




FOR IMMEDIATE RELEASE
August 2, 2005

Contact:     Martin A. Thomson
             President and Chief Executive Officer
             First Federal of Northern Michigan Bancorp, Inc.
             (989) 356-9041

                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
                          SECOND QUARTER 2005 EARNINGS


Alpena, Michigan - (August 2, 2005) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported a consolidated net loss of $300,000, or $.09 per share, for the quarter ended June 30, 2005, compared to net earnings of $103,000, or $.03 per share, for the quarter ended June 30, 2004. Earnings per share is calculated based on outstanding shares of 3,100,021 and 3,065,203 at June 30, 2005 and 2004, respectively. The number of shares outstanding at June 30, 2004 for purposes of calculating per share earnings has been adjusted to give retroactive recognition to the exchange ratio applied in the Company's stock offering and related second-step conversion which closed on April 1, 2005.

The loss for the quarter was primarily the result of a $680,000 one-time contribution of cash and Company common stock to the First Federal Community Foundation. The establishment of the foundation and the ensuing donation to the foundation were approved as part of the Company's stock offering and second-step conversion.

Interest income increased to $3.7 million for the three months ended June 30, 2005 from $3.2 million for the same period ended June 30, 2004. The increase in interest income was due primarily to an increase in average balances of non-mortgage loans of $20.5 million from June 30, 2004 to June 30, 2005, reflecting the Company's continued emphasis on commercial lending, and an increase in yield on adjustable rate loans over the same period, reflecting higher market interest rates.

Interest expense increased to $1.6 million for the three months ended June 30, 2005 from $1.5 million for the three months ended June 30, 2004. This increase was due primarily to an increase in average interest-bearing deposits of $23.6 million from June 30, 2004 to June 30, 2005, as well as a corresponding increase of 11 basis points in the costs of those funds.

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Stockholders' equity increased to $36.2 million at June 30, 2005 from $21.8 million at December 31, 2004. The Company completed its second-step stock conversion on April 1, 2005, raising $16.0 million in new capital, net of related costs. The increase in equity as a result of the stock offering was offset in part by the second quarter loss of $300,000 a dividend declaration of $155,500 and loss in value of available for sale securities of $176,000. The loss in value of these securities was not considered by management to be other than temporary.

Total assets of the Company at June 30, 2005 were $277.1 million, an increase of $13.3 million, or 5.0%, over assets of $262.8 million at December 31, 2004. The asset quality of the Company remained strong, with reserves allocated in an amount the Company believes to be adequate to absorb probable losses. The ratio of total nonperforming assets to total assets was 1.02% at June 30, 2005 compared to 0.66% at December 31, 2004.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.


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